As filed with the Securities and Exchange Commission on March 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Harman International Industries, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	11-2534306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(203) 328-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd A. Suko

Executive Vice President and General Counsel

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(203) 328-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosa A Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	839,673	$135.49	$113,767,294.77	$13,219.76

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such number of shares of common stock registered hereby includes an indeterminate number of additional shares of common stock that may be offered and issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on February 24, 2015.

Prospectus

Harman International Industries, Incorporated

839,673 shares of Common Stock

This prospectus relates to an offer and sale of up to 839,673 shares of our common stock, par value $0.01 per share, by the selling stockholders identified in this prospectus. We are not selling any shares of our common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Selling Stockholders,” “Plan of Distribution” and “Use of Proceeds.”

The selling stockholders acquired these shares of common stock pursuant to a share purchase agreement as described under the heading “Selling Stockholders.” The selling stockholders may sell the shares directly or indirectly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the shares at any time at market prices prevailing at the time of sale, at prices related to such market prices, at fixed prices or prices subject to change or at privately negotiated prices. This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders under the heading “Plan of Distribution.” If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “HAR.” On February 27, 2015, the last reported sale price of our common stock was $137.99 per share.

Investing in our common stock involves risks. You should carefully consider the “Risk Factors” referred to on page 4 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 2, 2015.

We have not authorized anyone to give you information other than in this prospectus and the information incorporated by reference herein. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling stockholders may, from time to time, sell or otherwise dispose of up to 839,673 shares of our common stock in one or more offerings. This document may only be used where it is legal to sell these securities.

This prospectus may be supplemented from time to time by one or more prospectus supplements. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with any post-effective amendments to the registration statement, and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information appearing in this prospectus and in any prospectus supplement is only accurate as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Harman, the Harman logo, and Harman products and brand names referred to in this prospectus are either the trademarks or the registered trademarks of Harman. All other trademarks are the property of their respective owners.

References to “Harman,” “Company,” “we,” “us” and “our” in this prospectus refer to Harman International Industries, Incorporated and its subsidiaries unless the context requires otherwise.

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SUMMARY

This summary highlights information about this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

Our Company

We believe we are a worldwide leader in the development, manufacture and marketing of high quality, high-fidelity audio products, lighting solutions and electronic systems, as well as digitally integrated audio and infotainment systems for the automotive industry. We also believe we are a leader in digitally integrated audio and infotainment systems for the automotive industry. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. Our Aha®, AKG®, AMX®, Becker®, BSS®, Crown®, dbx®, DigiTech®, Harman/Kardon®, Infinity®, JBL®, JBL Professional, Lexicon®, Logic 7®, Mark Levinson®, Martin®, Revel®, Selenium®, Soundcraft®, Studer® and yurbuds® Powered by JBL brand names are well known worldwide for premium quality and performance.

Infotainment

Our Infotainment segment designs, manufactures and markets infotainment systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers. Our infotainment systems are a combination of information and entertainment components that may include or control GPS navigation, traffic information, bluetooth, voice-activated telephone, texting and climate control, multi-seat entertainment, digital media compatibility, wireless Internet access, hard disk recording and MP3 playback. We also have a connected radio platform which targets the entry-level segment and provides the ability to add smart-phone connectivity, turn-by-turn navigation and voice prompts. Our infotainment systems also integrate driver safety capabilities such as lane guidance, traffic sign recognition, pre-crash emergency braking, adaptive cruise control and night vision. Global customers for our infotainment systems include Audi/Volkswagen, BMW, Fiat Chrysler Automobiles, Toyota/Lexus, Porsche, Daimler, General Motors, PSA Peugeot Citroën, Hyundai, Kia, Geely, Mazda, Yamaha, Suzuki, Scion, Jaguar Land Rover and Ssangyong. We also produce a Harman/Kardon branded infotainment system for Harley-Davidson touring motorcycles.

Lifestyle

Our Lifestyle segment designs, manufactures and markets automotive audio systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers, as well as a wide range of mid-to high-end loudspeaker and electronics for home, multimedia and mobile applications. Our Lifestyle products are marketed worldwide under brand names including AKG, Harman/Kardon, Infinity, JBL, Logic 7, Mark Levinson, Lexicon, Revel, Selenium and yurbuds Powered by JBL. Global customers for our premium audio systems include Toyota/Lexus, Daimler, Hyundai, Kia, BMW, Subaru, Fiat Chrysler Automobiles, General Motors, Chang’an, Geely, SAIC, Brilliance, Great Wall, Dongfeng and Ford. Home applications include dedicated home audio and theater systems, as well as distributed systems that provide multi-zone high-quality audio and video. Multimedia applications comprise a wide-range of innovative accessories such as ear buds, noise cancelling headphones, twist-lockTM ear phones designed for intense workouts and wireless earbuds that enhance the sound of portable electronic devices. We created a new technology called Clari-FiTM that restores the audio quality of compressed digital music and which will be used in several of our Lifestyle products. Clari-Fi is also an integral part of the new HTC One M8 Harman/Kardon edition smartphone launched by Sprint in North America in fiscal year 2014. Our branded home audio products for multimedia applications are primarily designed to enhance sound for Apple’s iPad®, iPod® and iPhone® products, as well as other MP3 players. We provide transducers and built-in speakers for leading notebook computers, such as Dell, Toshiba and Acer. Additionally, we provide an extensive line of audio systems for personal computers that are recognized for their award winning design and high fidelity. Aftermarket mobile products include speakers, amplifiers and digital signal processors that deliver high-quality in-car audio. Our home audio products are sold in specialty audio stores and our Harman stores, mass-market retail stores such as Apple, Best Buy, Target, Media Markt and Fnac, through online retailers such as Amazon.com and through our website www.harmanaudio.com.

Professional

Our Professional segment designs, manufactures and markets an extensive range of loudspeakers, power amplifiers, digital signal processors, microphones, headphones, mixing consoles, lighting systems, video and control solutions and information delivery systems used by audio professionals in concert halls, stadiums, airports, houses of worship and public spaces. We design products for recording, broadcast, cinema and music reproduction applications. We also provide high-quality products to the sound reinforcement, music instrument support and broadcast and recording segments of the professional audio market. Our Professional products are used in prestigious venues and at important events such as the GRAMMY® Awards, the Emmy Awards, Super Bowl XLVII®, the Oscars®, the MTV Video Music Awards, the Country Music Awards®, Dodger Stadium in Los Angeles and Lincoln Center in New York.

Our Professional segment also offers complete systems solutions for professional installations and users around the world. Our products can be linked by our HiQnet® network protocol, which provides a central digital network for audio professionals to control different aspects of a complex system.

Our Professional segment offers solutions that simplify the way people interact with technology and solves the complexity of managing this technology with scalable systems. These products span control and automation, system-wide switching and audio/video signal distribution, as well as digital signage and technology management. They are used worldwide in conference rooms, homes, classrooms, network operation/command centers, hotels, entertainment venues and broadcast facilities.

We believe that we are well equipped to provide turnkey systems solutions for professional audio, lighting, video and control applications that offer the customer improved performance, reliability, ease of installation and use, as well as reduced cost. Our Professional segment products are marketed globally under a number of brand names, including AKG, AMX, BSS, Crown, DigiTech, dbx, JBL Professional, Lexicon, Martin, Selenium, Soundcraft and Studer.

Other

Our Other segment primarily includes compensation, benefits and occupancy costs for corporate employees, net of reporting segment allocations, expenses associated with new technology innovation and our corporate brand identity campaign.

Corporate Information

We were incorporated in the state of Delaware in 1980. Our principal executive offices are located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Our telephone number is (203) 328-3500 and our website can be accessed at www.harman.com. Information contained in our website does not constitute part of this prospectus.

The Offering

Securities Offered by the Selling Stockholders	839,673 shares of our common stock.

Selling Stockholders	All shares of our common stock are being offered by the stockholders identified in the “Selling Stockholders” section of this prospectus.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders in the offering.

Plan of Distribution	The selling stockholders may sell the shares directly or indirectly to purchasers or through underwriters, brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the shares at any time at market prices prevailing at the time of sale, at prices related to such market prices, at fixed prices or prices subject to change or at privately negotiated prices. Additional information relating to the general manner in which the shares may be offered and sold by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.”

RISK FACTORS

An investment in the shares of our common stock involves risks. Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our common stock could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference in our other filings with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, cash flows, capital expenditures, the outcome of pending legal proceedings and claims, and goals and objectives for future operations, including descriptions of our business strategies and purchase commitments from customers. These statements are typically identified by words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “should,” “will” and similar expressions. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider the information in this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. In light of these risks, uncertainties and assumptions, we cannot assure you that the results and events contemplated by the forward-looking statements contained in, or incorporated by reference into, this prospectus will in fact transpire.

You should carefully consider the risks described below and the other information contained or incorporated by reference in this prospectus because they identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Our operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. The price of our stock would likely decline if this occurs. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•	our ability to maintain profitability in our infotainment segment if there are delays in our product launches which may give rise to significant penalties and increased engineering expense;

•	the loss of one or more significant customers, or the loss of a significant platform with an automotive customer;

•	fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro;

•	our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations;

•	fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components;

•	the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith;

•	our ability to maintain a competitive technological advantage through innovation and leading product designs; and

•	our failure to maintain the value of our brands and implementing a sufficient brand protection program.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this and other reports we file with the SEC. For additional information regarding certain factors that may cause our actual results to differ from those expected or anticipated see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement (except as required by law). The documents incorporated by reference in this prospectus also make reference to our awarded business, which represents the estimated future lifetime net sales for all customers. Our future awarded business does not represent firm customer orders. We report our awarded business primarily based on written award letters from our customers. To validate these awards, we use various assumptions including global vehicle production forecasts, customer take rates for our products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated and reported externally on an annual basis. We update our estimated awarded business quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of shares of common stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale or other disposition of the shares of common stock pursuant to this prospectus will be for the accounts of the selling stockholders.

SELLING STOCKHOLDERS

The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the Share Purchase Agreement, dated as of January 22, 2015 (as amended, the “Share Purchase Agreement”), among the Company, Harman Becker Automotive Systems Manufacturing Kft, Red Bend Ltd. (“Red Bend”), the selling stockholders and Shareholder Representative Services LLC, as the exclusive representative of the Seller Indemnifying Parties named therein. The shares offered by the selling stockholders were acquired pursuant to the Share Purchase Agreement, pursuant to which we purchased from the selling stockholders all outstanding shares of Red Bend on February 26, 2015 (the “Acquisition”). The purchase price for the Acquisition was valued at $170 million, including approximately $94 million in stock (with the number of shares based on the volume weighted average trading price 60 days prior to January 21, 2015) and $76 million in cash. As part of the purchase price for the Acquisition, we issued 839,673 shares of our common stock to the selling stockholders, all of which are registered pursuant to the registration statement of which this prospectus forms a part. In addition, under the Share Purchase Agreement, the selling stockholders are eligible for a cash earn-out of up to $30 million in the first quarter of calendar year 2017 based on the achievement of certain performance milestones. In connection with the Acquisition, we agreed to register the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part under the Securities Act. The selling stockholders may from time to time offer and sell or otherwise dispose of any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean each person listed in the table below.

Each selling stockholder has entered into a lock-up agreement, pursuant to which transfer of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part will not be permitted during the six-month period immediately following the closing of the Acquisition, subject to certain exceptions.

Other than as described herein, based on representations made to us by the selling stockholders, to our knowledge, the selling stockholders have not had, nor within the past three years have had, any position, office or other material relationship with us or any of our affiliates.

The following table sets forth, as of the date of this prospectus, information regarding the selling stockholders named below and the shares that the selling stockholders may offer and sell from time to time pursuant to this prospectus. We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. The table below assumes that the selling stockholders will sell all the shares of common stock covered by this prospectus.

We have prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Other information about the selling stockholders may also change over time.

Selling Stockholder	Shares of Common Stock Owned Prior to the Offering (1)		Maximum Number of Shares of Common Stock that may be Sold in the Offering	Shares of Common Stock Owned Following the Offering (3)
	Number	% (2)		Number	% (2)
Carmel Ventures (4)	235,725	*	235,725	0	0
Pitango Venture Capital (5)	153,785	*	153,785	0	0
All other selling stockholders as a group (6)	450,163	*	450,163	0	0

*	Less than one percent.
(1)	Consists of the shares registered hereby for resale.

(2)	Based on 69,776,813 shares of our common stock outstanding as of close of business on February 27, 2015.
(3)	Assumes the sale or other disposition of all of the shares offered hereby.
(4)	Represents 235,725 shares of common stock owned of record by Carmel Software Fund (Cayman), L.P., Carmel Software Fund (Delaware), L.P., Carmel Software Fund GbR, Carmel Software Fund (Israel), L.P. and Carmel V.C. Ltd. (acting for Strategic Partners V VC Holdings, L.P. (Series B)).

Carmel Software Ltd. is the general partner of Carmel Software L.P., which is the general partner of Carmel Software Fund (Cayman), L.P., and has the power to vote and dispose of the common stock held by Carmel Software Fund (Cayman), L.P.; Carmel Software Ltd. is the general partner of Carmel Software L.P., which is the general partner of Carmel Software Fund (Delaware), L.P., and has the power to vote and dispose of the common stock held by Carmel Software Fund (Delaware), L.P.; Carmel Software Ltd. is the general partner of Carmel Software L.P., which is the general partner of Carmel Software Fund GbR, and has the power to vote and dispose of the common stock held by Carmel Software Fund GbR; Carmel V.C. Ltd. is the general partner of Carmel V.C. (Israel), L.P., which is the general partner of Carmel Software Fund (Israel), L.P., and has the power to vote and dispose of the common stock held by Carmel Software Fund (Israel), L.P.; Carmel V.C. Ltd. (acting for Strategic Partners V VC Holdings, L.P. (Series B)) has the power to vote and dispose of the common stock held by Carmel V.C. Ltd. (acting for Strategic Partners V VC Holdings, L.P. (Series B)) (collectively, the “Carmel Entities”).

The controlling individuals on behalf of the Carmel Entities are Mr. Shlomo Dovrat, Mr. Avi Zeevi and Mr. Harel Beit-On.

(5)	Represents 153,785 shares of common stock owned of record by Pitango Venture Capital Fund III (Israeli Sub.) L.P., Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P., Pitango Venture Capital Fund III (Israeli Investors) L.P., Pitango Principals Fund III (Israel) L.P. (collectively, the “Pitango Limited Partnerships”) and Pitango Venture Capital Fund III Trusts 2000 Ltd (together with the Pitango Limited Partnerships, the “Pitango Entities”).

The Pitango Limited Partnerships are managed by their sole general partner, Pitango VC Fund III (Israel) GP (the “GP”), the partners of which are eight private companies that are each owned by one of the following individuals: Rami Beracha, Bruce Crocker, Isaac Hillel, Rami Kalish, Aaron Mankovski, Chemi Peres, Isaac Shrem and Zeev Binman (the “Principals”).

In addition, shares of common stock are also held by Pitango Venture Capital Fund III Trusts 2000 Ltd which, is a private company owned and controlled indirectly by the Principals and which holds shares of common stock in trust for three limited partnerships: Pitango CEO Fund III (USA) L.P., Pitango CEO Fund III (Israel) L.P., Pitango Family Fund III (Israel) L.P. These three limited partnerships are managed by their sole general partner, the GP.

All of the Pitango Entities that own shares of common stock have been acting in concert and voting as a block with respect to matters put to a stockholder vote.

(6)	Shares shown in the table include shares owned by the selling stockholders other than those named in the table that in the aggregate beneficially own less than 1.0 percent of our common stock as of the date of this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholders to sell shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the shares offered by this prospectus. We will pay certain fees and expenses incurred by us incident to this registration statement and the registration of the shares generally. The selling stockholders will pay any underwriting discounts, selling commissions and/or similar charges incurred for the sale of any shares.

The selling stockholders may, from time to time, sell any or all of their shares of our common stock offered by this prospectus on the New York Stock Exchange or any other stock exchange, market or trading facility on which the shares may be listed or quoted or in private transactions. These sales may be at fixed, varying or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in transactions other than on such exchanges;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	underwriters or broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any underwriters, broker-dealers or agents that are involved in the sale of the shares of common stock or interest therein may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions or concessions received by any underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “HAR.”

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the selling stockholders will sell all or any of the common stock offered by this prospectus. Further, we cannot assure you that any selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Todd A. Suko, who is Executive Vice President and General Counsel of the Company.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and the effectiveness of our internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports included therein, also incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC the registration statement on Form S-3 under the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes what we consider to be material provisions of certain documents. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed on August 7, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed on October 30, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014, filed on January 29, 2015;

•	Current Report on Form 8-K dated September 11, 2014, and filed on September 11, 2014;

•	Current Report on Form 8-K dated October 30, 2014, and filed on November 4, 2014;

•	Current Report on Form 8-K dated December 3, 2014, and filed on December 5, 2014;

•	Current Report on Form 8-K dated January 22, 2015, and filed on January 22, 2015;

•	Current Report on Form 8-K dated January 22, 2015, and filed on January 26, 2015;

•	Current Report on Form 8-K dated February 3, 2015, and filed on February 9, 2015;

•	Current Report on Form 8-K dated February 17, 2015, and filed on February 19, 2015;

•	Proxy Statement on Schedule 14A dated October 22, 2014, and filed on October 22, 2014;

•	The description of our common stock, which is contained in our registration statement on Form 8-A/A filed on February 27, 2003, as updated or amended in any amendment or report filed for such purpose.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in any such documents), at no cost. Any person requesting such information can contact us at the address and telephone number indicated below:

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, Connecticut 06901

Attention: Corporate Secretary

Telephone (203) 328-3500

Our incorporated reports and other documents may be accessed by contacting the SEC as described below in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The filings are also available on our website at www.harman.com. Please note, however, that the information on, or accessible through, our website, other than the documents listed above under “Incorporation of Certain Information by Reference,” is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

Harman International Industries, Incorporated

839,673 shares of Common Stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by us in connection with the offering described in this registration statement.

Expenses	Amount*
Securities and Exchange Commission registration fee	$13,219.76
Transfer agents’ fees	5,000
Legal fees and expenses	40,000
Accounting fees and expenses	15,000
Miscellaneous expenses	5,000

Total	$78,219.76

*	All amounts are estimates except the registration fee.

Item 15.	Indemnification of Directors and Officers

Article Tenth of the Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended (the “Restated Certificate of Incorporation”) provides that to the fullest extent permitted by law a director will not be personally liable for monetary damages to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that, in its certificate of incorporation, a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. While Article Tenth of the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors’ duty of care. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of the duty of care. The provisions of Article Tenth as described above apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification may be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines indemnification is fair and reasonable in view of all circumstances. Article VIII of the by-laws provides that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law or any other applicable law, thereby affording such persons the protections available to directors, officers, employees and agents of Delaware corporations as summarized above. The Company maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

The Company has entered into indemnification agreements with each of its current directors and officers and intends to enter into indemnification agreements with each of its future directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company.

The foregoing summaries are subject to the complete text of the DGCL, the Restated Certificate of Incorporation, the Company’s by-laws and the Company’s form of indemnification agreement referred to above, and are qualified in their entirety by reference thereto.

Item 16.	Exhibits

Exhibit No.	Exhibit Description

3.1	Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended. (Filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 and hereby incorporated by reference).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 12, 2011. (Filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

3.3	By-Laws of Harman International Industries, Incorporated, as amended, dated December 7, 2011. (Filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

4.1	Share Purchase Agreement, dated as of January 22, 2015, among Harman International Industries, Incorporated, Harman Becker Automotive Systems Manufacturing Kft, Red Bend Ltd., the selling stockholders and Shareholder Representative Services LLC, as the exclusive representative of the Seller Indemnifying Parties named therein. +

4.2	Amendment to Share Purchase Agreement, dated as of February 26, 2015, among Harman International Industries, Incorporated, Harman Becker Automotive Systems Manufacturing Kft, Red Bend Ltd. and Shareholder Representative Services LLC, as the exclusive representative of the Seller Indemnifying Parties named therein. +

4.3	Form of Lock-Up Agreement. +

5.1	Opinion of Todd A. Suko, Executive Vice President and General Counsel of Harman International Industries, Incorporated, with respect to legality of the securities. +

23.1	Consent of KPMG LLP. +

23.2	Consent of Todd A. Suko, Executive Vice President and General Counsel of Harman International Industries, Incorporated (included in Exhibit 5.1). +

24	Power of Attorney (included on signature page of this registration statement on Form S-3). +

+	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date of such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stamford, State of Connecticut, on March 2, 2015.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Dinesh C. Paliwal
Name:	Dinesh C. Paliwal
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Todd A. Suko and Marisa Iasenza, and each of them, the true and lawful attorney or attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, to sign on his or her behalf as a director or officer or both, as the case may be, of Harman International Industries, Incorporated any and all amendments and any or all post-effective amendments to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended (and all further amendments, including post-effective amendments, thereto)) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney or attorneys-in-fact, and each of them with or without the others, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 2, 2015 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Dinesh C. Paliwal Dinesh C. Paliwal	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 2, 2015

/s/ Sandra E. Rowland Sandra E. Rowland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 2, 2015

/s/ Jennifer Peter Jennifer Peter	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 2, 2015

/s/ Adriane M. Brown Adriane M. Brown	Director	March 2, 2015

/s/ John W. Diercksen John W. Diercksen	Director	March 2, 2015

/s/ Ann McLaughlin Korologos Ann McLaughlin Korologos	Director	March 2, 2015

Signature	Title	Date

/s/ Edward H. Meyer Edward H. Meyer	Director	March 2, 2015

/s/ Kenneth M. Reiss Kenneth M. Reiss	Director	March 2, 2015

/s/ Hellene S. Runtagh Hellene S. Runtagh	Director	March 2, 2015

/s/ Frank S. Sklarsky Frank S. Sklarsky	Director	March 2, 2015

/s/ Gary G. Steel Gary G. Steel	Director	March 2, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended. (Filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 and hereby incorporated by reference).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 12, 2011. (Filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

3.3	By-Laws of Harman International Industries, Incorporated, as amended, dated December 7, 2011. (Filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on December 13, 2011 and hereby incorporated by reference).

4.1	Share Purchase Agreement, dated as of January 22, 2015, among Harman International Industries, Incorporated, Harman Becker Automotive Systems Manufacturing Kft, Red Bend Ltd., the selling stockholders and Shareholder Representative Services LLC, as the exclusive representative of the Seller Indemnifying Parties named therein. +

4.2	Amendment to Share Purchase Agreement, dated as of February 26, 2015, among Harman International Industries, Incorporated, Harman Becker Automotive Systems Manufacturing Kft, Red Bend Ltd. and Shareholder Representative Services LLC, as the exclusive representative of the Seller Indemnifying Parties named therein. +

4.3	Form of Lock-Up Agreement. +

5.1	Opinion of Todd A. Suko, Executive Vice President and General Counsel of Harman International Industries, Incorporated, with respect to legality of the securities. +

23.1	Consent of KPMG LLP. +

23.2	Consent of Todd A. Suko, Executive Vice President and General Counsel of Harman International Industries, Incorporated (included in Exhibit 5.1). +

24	Power of Attorney (included on signature page of this registration statement on Form S-3). +

+	Filed herewith.